EXHIBIT 99.1

OpenTable Completes Acquisition of toptable.com

LONDON and SAN FRANCISCO, Oct. 1, 2010 (GLOBE NEWSWIRE) -- OpenTable, Inc. (Nasdaq:OPEN) (www.opentable.com), a leading provider of free online reservations for diners and guest management systems for restaurants, today announced the closing of its acquisition of all of the shares of toptable.com, a leading restaurant reservation site in the United Kingdom, for approximately $55 million USD in cash.

toptable.com provides a free and easy-to-use online restaurant reservation service for diners, allowing them to browse and book at more than 3,000 restaurants across the United Kingdom. Nearly three million diners are seated at restaurants each year through reservations booked via toptable.com.

About OpenTable, Inc.

OpenTable is a leading provider of free, real-time online restaurant reservations for diners and reservation and guest management solutions for restaurants. The OpenTable network delivers the convenience of online restaurant reservations to diners and the operational benefits of a computerized reservation book to restaurants. OpenTable has more than 14,000 restaurant customers, and, since its inception in 1998, has seated more than 160 million diners around the world. The company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico, and the United Kingdom.

The OpenTable, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6474

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties, and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the company's actual results could differ materially from those expressed or implied by these forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  More information about potential factors that could affect the company's business and financial results is contained in its filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports on Form 10-Q. The company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

OpenTable, OpenTable.com, OpenTable logos, toptable.com and other service names are the trademarks of OpenTable, Inc. and/or its affiliates

CONTACT:  GMK Communications
          MEDIA CONTACT:
          Stephanie Gnibus
          (408) 396-4449
          stephanie@gmkcommunications.com

          OpenTable, Inc.
          INVESTOR CONTACT:
          Investor Relations
          (415) 344-6520
          investors@opentable.com